Exhibit 10.1
AMENDMENT NO. 3 TO THE COMPANY’S MANAGEMENT STOCK PURCHASE PLAN
RECITALS:
     WHEREAS, LifePoint Hospitals, Inc. (the “Company”) established the LifePoint Hospitals, Inc. Management Stock Purchase Plan (the “Plan”) effective May 11, 1999, in order to encourage equity ownership in the Company among its executives and to align the financial interests of such executives and the Company’s stockholders;
     WHEREAS, the Plan was (i) amended and restated effective December 16, 2002, without the need for approval from the Company’s stockholders, (ii) amended with approval of the Company’s stockholders, effective May 13, 2008, to increase the number of shares of the Company’s stock available for issuance under the Plan, and (iii) amended, effective January 1, 2009, to comply with Treasury Regulations promulgated under Section 409A of the Internal Revenue Code without the need for approval from the Company’s stockholders;
     WHEREAS, the Plan provides for a ten year term;
     WHEREAS, Section 12 of the Plan provides that the board of directors of the Company may amend the Plan at any time, subject to the approval of the Company’s stockholders where necessary;
     WHEREAS, the board of directors of the Company has authorized the amendment of the Plan to extend its term indefinitely, provided that the Company shall not make new grants under the Plan after May 11, 2009 unless such grants are approved by the Company’s stockholders; and
     WHEREAS, the Company intends to seek approval for continued grants under the Plan throughout the Plan’s term, as extended by this amendment, at its annual meeting on May 12, 2009;
     NOW, THEREFORE, the Plan is hereby amended by restating Section 13 of the Plan in its entirety as follows:
     13. Term of the Plan.
     The Plan shall remain in effect until such time that it is terminated by the Board; provided, however, that no Restricted Shares may be granted and no Restricted Share Units may be credited to Participants under the Plan after May 11, 2009, unless approval for such action is given by the Company’s stockholders at the Company’s 2009 annual meeting. If such approval is attained at the Company’s 2009 annual meeting, Restricted Shares may be granted and Restricted Share Units may be credited under the Plan, in accordance with the Plan’s terms, until such time that additional approval from the Company’s stockholders would be required under any law, regulation or stock exchange requirement. Notwithstanding the foregoing, neither termination of the Plan nor failure to receive approval from the Company’s stockholders at the Company’s 2009 annual meeting shall, without the consent of any Participant who then holds Purchased Shares or to whom Purchased Share Units are then credited, alter or impair any rights or obligations in respect of such Purchased Shares or Purchased Share Units.
     IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on this the 24th day of March, 2009.

LIFEPOINT HOSPITALS, INC.
By:	/s/ John P. Bumpus

Its:	EVP and Chief Administrative Officer